EXHIBIT 10.78
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                         EXECUTIVE EMPLOYMENT AGREEMENT
                         ------------------------------

        EMPLOYMENT AGREEMENT made as of the 25th day of October, 2005, by and between THE SAGEMARK COMPANIES LTD., a New York corporation with its principal offices at 1285 Avenue of the Americas, 35th Floor, New York, New York 10019 (the "Company") and MICHAEL FAGIEN, M.D., an individual residing at 7426 Floranada Way, Delray Beach, Florida 33446 ("Executive").

                              W I T N E S S E T H :
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        WHEREAS, the Company, through Premier P.E.T. Imaging International, Inc.
("Premier"), its wholly owned subsidiary, is engaged in the ownership, operation and management of outpatient positron emission tomography ("PET") diagnostic imaging centers (the "PET Centers") and is planning to expand its portfolio of PET Centers by establishing and/or acquiring additional PET Centers throughout the United States; and

        WHEREAS, the Company desires to employ the services of a Chief Medical Officer to assume responsibility for supervising the operations of its current and future PET Centers, to otherwise perform a variety of services related to establishing, acquiring, operating, and managing such PET Centers and to play a key role in the Company's efforts to expand its portfolio of PET Centers, all pursuant to the terms of a written employment agreement; and

        WHEREAS, the Company desires to engage the services of Executive as its Chief Medical Officer, and Executive is willing to accept such employment, all on and subject to the terms and conditions hereinafter set forth.

        NOW, THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby unconditionally acknowledged, the parties hereto do hereby agree as follows:

        1. Employment. During the Term (hereinafter defined) of this Agreement, the Company hereby employs Executive as its Chief Medical Officer and Executive hereby agrees to accept such employment, upon and subject to the terms and conditions set forth in this Agreement. Executive will, on the date hereof, provide (i) notice to RCOA (hereinafter defined) of the termination of that certain Offer of At Will Employment letter between Executive and RCOA dated May 1, 2005, and (ii) a one-hundred-twenty (120) day notice to RCOA of the termination of his services and position as Medical Director of RCOA pursuant to that certain Medical Director Agreement dated May 1, 2005 between Executive and RCOA (and will provide copies of such notices to the Company).
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        2.      Executive's Duties and Responsibilities.
                ---------------------------------------

                2.1. Executive will perform the following services during the Term of this Agreement: Supervision and management of all medical related activities of those PET Centers of the Company as designated by the Company's Chief Executive Officer, overseeing and supervising the operations of each of such of the Company's PET Centers including, without limitation, patient scheduling and care, billing and collection, medical and professional services rendered by technicians and radiologists, reviewing and making recommendations with respect to quality control and operational protocols, reporting and record keeping procedures, report delivery protocols and methodologies (including web initiatives), inventory controls and procedures, education of and marketing to target physicians, medical groups and practices, training of technical and PET Center personnel, assisting with the hiring of personnel for such centers, (including technologists, marketing representatives and administrative personnel), assisting with the Company's activities relating to the acquisition and opening of additional PET Centers, including assistance with strategic site selection for new PET Centers, assisting with licensing and accreditation requirements, assisting marketing agents of each such PET center, training radiologists and supervising and overseeing radiology services at new and existing PET Centers (other than those which are the subject of the Reading Agreement, hereinafter defined), assisting with the negotiation of all material agreements relating to the PET Centers, and new business development with respect to additional PET Centers, both within and outside of the State of Florida. Executive will, upon the Company's request, serve as the Medical Director (or safety officer or similar position) for any of the Company's PET Centers. Executive also agrees to perform such other services and assume such other responsibilities consistent with such position as the Chief Executive Officer of the Company may reasonably request of him from time to time during the Term hereof.

                2.2. Executive will have the authority, subject to the limitations set forth below, to supervise and direct all PET Center personnel in the New Florida Centers (hereinafter defined) and, to the extent that the Company and Executive may mutually agree upon, in writing, such other of the Company's PET Centers. All of the employees of such PET Centers will report directly to Executive. Executive will report directly to the Company's Chief Executive Officer. Notwithstanding the foregoing, Executive shall not have the right to materially obligate the Company or Premier or, in the absence of the written consent of the Company's Chief Executive Officer, to authorize any material payment or disbursement on behalf of the Company, nor shall Executive act outside of any operational guidelines or protocols established by the Company's Board of Directors.

                2.3. Executive agrees, subject to the Permitted Activities (defined below) and to the non-compete restrictions set forth in Section 8.4 hereof, to devote his full business time, attention and energy to the performance of his services under this Agreement during the Term hereof and shall perform such services diligently, in good faith and in a manner consistent with the best interests of the Company. Executive further agrees to use his best efforts at all times during the Term hereof to preserve, protect, enhance, and maintain the trade, business and goodwill of the Company and Premier. Notwithstanding the foregoing, Executive shall have the right to devote a

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portion of his business time to (i) performing services under that certain
Exclusive Radiology Services Agreement between Premier and Executive of even date herewith (the "Reading Agreement"), (ii) providing up to six lectures per year and to retain any fees received by Executive for such lectures (Executive will bear the costs and expenses of attending such lectures), (iii) managing Executive's investments in a restaurant and a jazz magazine in which he is a principal, (iv) performing services on behalf of Advanced Diagnostic Imaging Professional Services, P.L.L.C. ("ADIP") pursuant to that certain Professional Services Agreement dated as of May 1, 2005 between ADIP and Radiology Corporation of America ("RCOA"), which services consist of interpreting and reporting of PET/CT scans performed at RCOA's Delray Beach, Florida imaging center, and in accordance with the terms of the Reading Agreement (but only until the earlier of the date on which the Company opens a PET Center in Boca Raton or Delray Beach, Florida or the date on which the Company acquires RCOA's Delray Beach imaging center), and (v) attendance at up to four routine nationally recognized mutually agreed upon academic meetings (the cost of such attendance being borne by the Company, less any costs paid for or reimbursed to Executive by any sponsor thereof) provided that the activities described in clauses (ii), (iii), (iv) and (v) only require Executive to spend a minimal amount of his time and do not interfere with the services to be rendered by Executive under this Agreement and the Reading Agreement.

                2.4. Executive shall perform his services wherever his services are required. The Company acknowledges that Executive resides in Florida and will render his services from Florida, however, when and to the extent required to perform the services provided for under this Agreement, Executive will travel (at the Company's expense) to such other locations at which the Company requires such services. Executive will not be required to relocate his current residence at any time during the Term hereof.

                2.5. During the Term of this Agreement, Executive shall provide the Company with notice of all proposed transactions or opportunities that may be brought to his attention or otherwise introduced to him in the positron emission tomography, magnetic resonance or multi-modality imaging field promptly after the Executive's knowledge or receipt of notice thereof and the Company shall have the exclusive right as between the Company and Executive to take advantage or otherwise act upon any of such proposed transactions or opportunities.

                2.6. In the event that, at any time during the Term hereof, the Company decides to obtain key man life insurance on Executive's life, with the Company as the beneficiary thereof, Executive will cooperate with the Company and its insurer in its effort to obtain such insurance.

        3.      Term.
                ----

                3.1. The term of this Agreement shall commence as of October 23, 2005 and expire on October 22, 2010, subject to renewal as provided in
Section 3.2 below and earlier termination as provided in Section 3.3 hereof (the "Term").

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                3.2.    The Term of this Agreement will be automatically renewed
for, as applicable, (i) three successive two year periods unless either party provides the other with notice of its intent not to renew the Agreement upon the expiration of the aforementioned initial five year period, or any such renewal period, not less than twelve (12) months prior to the expiration of such initial five year period, or any such renewal period, or (ii) five years if, on or before October 22, 2010, there are five New Florida Centers which have commenced their operations by such date (i.e., performed a PET scan on a patient for a fee). For purposes of this Agreement, the term "New Florida Centers" shall mean any PET Center acquired or established by the Company in Florida during the Term of this Agreement. References in this Agreement to the Term shall include all of the aforementioned renewal periods.

                3.3. Pursuant to the provisions of Section 3.1 above, the Term of this Agreement shall terminate on the earlier to occur of any of the following events:

                        (a)    The death of Executive;

                        (b) The Permanent Disability (hereinafter defined) of Executive as provided in Section 6 hereof; or

                        (c) The failure and/or refusal of Executive to perform his services or comply with his obligations under this Agreement and/or any breach of any of his representations, warranties or covenants under this Agreement, provided that, with respect to any such failure, refusal or breach which is curable, Executive is given notice thereof by the Company and fails to cure any such breach within thirty (30) days after such notice; or

                        (d) A final conviction of Executive for a felony or other crime involving embezzlement, fraud or misappropriation of funds, in all of such instances to the extent such crimes involve the Company or its subsidiaries or affiliated companies (including Premier); or

                        (e) Upon and subject to notice from the Company, in the event of the termination of the Reading Agreement; or

                        (f) The failure to achieve any Milestone. For purposes of this Agreement, the term "Milestone" shall mean the acquisition or opening (i.e. performing a PET scan on a patient for a fee) of at least (A) two PET Centers in Florida on or before October 22, 2006, and (B) at least one PET Center in Florida from and after October 22, 2006 and on or before October 22, 2007 (unless such failure is caused by the Company's inability to provide or obtain the financing required to acquire or establish any such PET Center due to any lack of creditworthiness of the Company, or if the Company, notwithstanding the satisfaction of the Milestone Criteria (defined below) for establishing and opening new PET Centers, subsequently determines not to establish any such PET Center). For purposes of this Agreement, the term "Milestone Criteria" shall mean the completion of due diligence with respect to each proposed new PET Center in Florida by Executive and the Company's Chief Executive Officer

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personally visiting physicians located within the target referral base of any such PET Center proposed to be established and determining that the contemplated scan volume from such physicians to such center will be sufficient to enable it to operate at least on a breakeven basis. The Company hereby agrees that RCOA's Delray Beach imaging center (or a PET Center located in Boca Raton or Delray Beach, Florida) and the proposed PET Centers in Tamarack and Jacksonville, Florida will, if acquired or opened within the aforementioned periods, satisfy the Milestone. Notwithstanding the foregoing, in the event that the Company desires to terminate this Agreement pursuant to this Section 3.3(f), it must provide notice of termination to Executive on or before January 31, 2008 and, in the event the Company does not provide such notice within such period, it shall be deemed to have waived its right to terminate this Agreement under this
Section 3.3(f).

                        (g) The delivery of notice to the Company by Executive of the termination of this Agreement for any breach or default by the Company of any of its representations, warranties, obligations or covenants under this Agreement; provided that, with respect to any such breach or default which is curable, any such breach or default is not cured within thirty (30) days after such notice from Executive.

        4. Compensation. In consideration of the performance of the Executive's services under this Agreement during the Term hereof, the Company shall pay Executive the following compensation:

                4.1. An annual base salary of Two Hundred Fifty Thousand Dollars ($250,000) (the "Base Salary"), such salary to be paid to Executive in twelve (12) equal monthly installments (less all applicable withholding and other payroll tax deductions), in advance, on the first day of each month during the Term hereof. The Base Salary for the first and last month of the Term hereof shall be prorated based upon the number of days in each of such months (and such prorated Base Salary for October 2005 in the amount of $6,164.38 (less all such deductions) will be paid to Executive upon the execution of this Agreement).

                4.2. The Company shall, in addition to the Base Salary, reimburse Executive for all ordinary and necessary out-of-pocket expenses incurred by him in the performance of his services under this Agreement, subject to and upon receipt by the Company of invoices or other documentation in support thereof. Such expenses for which Executive shall be entitled to reimbursement shall include, but not be limited to, travel, entertainment and lodging expenses, a dedicated work station located in Executive's current home office (including a high speed internet computer connection) and a cellular telephone (with international service).

                4.3. In addition to the Base Salary, Executive shall be entitled to participate in all benefit programs of the Company which are in effect during the Term hereof for its executive officers, including, without limitation, any retirement, pension, profit sharing, insurance, hospitalization, disability or other employee benefit plan of any type (including, without limitation, any incentive, profit sharing, bonus or stock option plan), it being understood that Executive shall have the same rights and privileges to

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participate in such Company benefit plans as any other officer or executive employee of the Company, except for any perquisites granted pursuant to separate employment agreements between the Company and its officers.

                4.4. The Company will pay Executive the sum of One Hundred Thousand Dollars ($100,000) as a fee (the "PET Center Fee") with respect to each PET Center opened (i.e., performing a PET scan on a patient for a fee) or acquired by the Company in Florida during the Term of this Agreement. The PET Center Fee will be payable to you subject to and from the first One Hundred Thousand Dollars ($100,000) of Distributions (defined below) received by the Company from the entity which owns and/or operates the PET Center for which such fee is payable. For such purposes, the term "Distributions" shall mean all amounts received by the Company from such entity which are attributable to distributions by such entities to the owners thereof of profits or cash flow, exclusive of any amounts paid to the Company or Premier with respect to funds invested in or loaned to any such entity. Notwithstanding the foregoing, and in lieu of the PET Center Fee described above, in the event that the Company acquires National PET Scan, LLC ("National PET") or RCOA's Delray Beach imaging center during the Term of this Agreement, the Company will pay you a finder's fee in the amount of the greater of One Hundred Thousand Dollars ($100,000) or an amount equal to 5% of the total purchase price paid by the Company to National PET or RCOA, as applicable, in connection with any such acquisition. Such fee will be payable to you upon and subject to the closing of any such acquisition. The Company will pay Executive for all fees payable to Executive under this Section which have been earned, but not fully paid, upon the date of the expiration or any earlier termination of this Agreement (other than a termination pursuant to Section 3.3(d) hereof), notwithstanding any such expiration or earlier termination (such payment obligation to survive any such expiration or earlier termination).

        5.      Warrant.
                -------

                5.1. As an inducement to Executive entering into this Agreement, the Company will deliver to Executive, within ten (10) days of the date hereof, a warrant (the "Warrant"), exercisable for a period of five years from the date hereof to purchase up to 500,000 shares of the Company's Common Stock (the "Warrant Shares") at an exercise price of $1.60 per share (such price representing the closing price of the Company's common stock on October 11, 2005, as agreed upon between the parties hereto pursuant to that certain letter agreement dated October 11, 2005, hereinafter referred to as the "Letter of Intent"). The Warrant will provide that Executive's right to acquire the Warrant Shares shall vest as follows: (i) 100,000 Warrant Shares upon the execution of this Agreement, (ii) 100,000 Warrant Shares on each of October 22, 2006, October 22, 2007, October 22, 2008 and October 22, 2009 and (iii) 100,000 Warrant Shares on the date, if any, that each New Florida Center commences its operations (i.e., performs a PET scan for a fee on a patient) or on the closing date of the acquisition of any such New Florida Center during the Term of this Agreement (with respect to the vesting provisions set forth in clauses (ii) and (iii), the applicable Warrant Shares will vest on the earlier of such dates if and as they occur). Notwithstanding the foregoing, the Warrant Shares which have not vested will immediately vest upon any issuance by the Company of a non-renewal notice prior to October 22, 2010 as provided in Section 3.2 hereof or upon any

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termination of this Agreement by Executive pursuant to Section 3.3(g) hereof. In the event this Agreement is terminated by the Company pursuant to Section 3.3(c) or Section 3.3(f), the Warrant will expire on the date of any such termination (Executive will be entitled to retain any Warrant Shares acquired by him upon the exercise of the Warrant prior to the date of any such termination). In addition, the Warrant shall also grant Executive one demand registration right with respect to the vested Warrant Shares underlying such Warrants and "piggy-back" registration rights with respect thereto.

                5.2. Executive will have the right to exchange all (but not part) of the 400,000 vested Warrant Shares for a 20% equity interest in all of the New Florida Centers existing on the date of any such exchange, without making any payment to the Company therefor, provided that Executive makes such election, in writing, prior to any exercise of the Warrant and not later than October 22, 2008. In the event that Executive fails to provide such notice to the Company by such date, Executive's exchange right described herein will terminate as of October 22, 2008. In the event that Executive exercises his exchange right under this Section 5.2, the Company agrees that, at all times thereafter, all costs and expenses allocated by the Company to the aforesaid New Florida Centers will be allocated on a basis consistent with the allocation of such costs and expenses at all imaging centers owned by the Company in which it has physician partners at the time of any such exchange.

                5.3. Executive will execute any lock-up agreement with respect to the Warrant and/or the Warrant Shares which is requested by any placement agent or underwriter of the Company's securities, provided that such lock-up agreement is on the same terms and conditions as the lock-up agreement signed by the other officers and directors of the Company at the time and with respect to such request.

        6. Disability. Notwithstanding anything to the contrary contained in this Agreement, if, during the Term hereof, Executive suffers a Permanent Disability (hereinafter defined), the Company shall continue to pay Executive the Base Salary during the period of such disability, provided, however, that in the event Executive is so disabled for a period of sixty (60) consecutive days or ninety (90) days in any year during the Term hereof (the "Disability Period") -1- , the Company may terminate this Agreement at any time after any such Disability Period. The term "Permanent Disability" shall mean the inability of Executive to perform a material portion of his services under this Agreement as determined by an independent physician selected by the Company.

        7. Confidentiality and Non-Disclosure Covenant. During the Term of this Agreement, Executive hereby acknowledges that he will obtain and be entrusted with unpublished and material confidential and proprietary information relating to the Company's (for purposes of this Section 7, this shall include Premier as well as the Company), prospective locations or sites for future PET Centers, present and proposed business and operations including, without limitation, financial information relating to the Company's present and proposed business and operations, the cost and pricing of the Company's services, proposed acquisitions of the Company, the terms of all material agreements to

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which the Company is a party and the sources and terms of the Company's existing or proposed debt, equity or equipment financing. All of such information that may be obtained by Executive shall, for purposes hereof, be referred to herein as "Confidential Information". Executive hereby agrees that, unless the Confidential Information becomes publicly known through legitimate origin not involving any improper act or omission of Executive, neither he, nor any entity or person owned or controlled directly or indirectly by him, shall, during the Term of this Agreement or thereafter, use for his own benefit or for the benefit of others for any purpose and in any manner whatsoever, divulge to any person, firm, corporation or other entity or otherwise publish or disclose any Confidential Information (except as necessary in connection with the performance of Executive's services under this Agreement). This Section 7 shall survive the expiration or termination of this Agreement. Notwithstanding the foregoing, Executive shall not be in breach of this covenant with respect to any use or disclosure of any Confidential Information by him which is or becomes available in the public domain or is required as a result of any legal process served upon him in any judicial or administrative proceeding (provided that Executive provides prompt notice of any such process served upon him in order to enable the Company to timely contest the same, at its expense), or was obtained by Executive from a third party without such third party's breach of agreement or obligation of trust.

        8.      Non-Competition; Non-Solicitation.
                ---------------------------------

                8.1. Executive acknowledges and recognizes the highly competitive nature of the business and proposed business of the Company and hereby agrees that, during the Term hereof and for a period of one year after the expiration or any earlier termination of the Term of this Agreement (other than any such earlier termination by Executive pursuant to the provisions of
Section 3.3(g) hereof) (such period to be referred to hereinafter as the "Applicable Period"), he will not, directly or indirectly, on his own behalf or in the service of or on behalf of others, whether as an officer, director, stockholder, partner, trustee, principal, employee, consultant, agent, or owner of any capital stock, partnership interest or other interest in any corporation, partnership or other entity, or in any other capacity, own an interest in, perform any services or conduct any activity for or on behalf of any entity (including any institution) which is engaged in owning, operating, or managing a diagnostic imaging center or other facility providing PET and/or magnetic resonance imaging services ("MRI") and which is located or provides services to patients within an area consisting of a twenty-five (25) mile radius of any facility which is owned and/or operated and/or managed, in whole or in part, by the Company (for these purposes to include any parent, subsidiary or affiliate thereof) (a "Facility"), (such prohibited activities being referred to herein as a "Precluded Business Activity"). Executive acknowledges that, due to the nature of the Company's business, it is essential to provide for as broad a geographical limitation as possible with respect to the aforementioned covenant inasmuch as the Company will make substantial capital investments in and commitments for each of its aforementioned Facilities. Without limiting the generality of the foregoing, it is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section
8.1 to be reasonable, the Executive agrees that in the event it is finally judicially determined by a court of competent jurisdiction that the specified time period or geographical area or scope of the foregoing restriction is

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unreasonable, arbitrary, or against public policy, contrary to law, invalid and unenforceable, the remaining provisions of this Agreement (including the remaining provisions of this Section) shall not be rendered void, shall not be affected thereby and shall remain in full force and effect and the provisions hereof which are the subject of any such judicial determination shall be deemed amended to apply to any such lesser time period, geographical area, or scope which is judicially determined or indicated to be reasonable, non-arbitrary and not violative of public policy, not contrary to law, invalid and/or unenforceable and such provisions, as modified, may be enforced by the Company against the Executive in accordance with the terms hereof. Notwithstanding the foregoing, nothing contained in this Section is intended to nor shall preclude
(i) the ownership by Executive of not more than five (5%) percent of the outstanding securities of any publicly owned corporation or other entity engaged in a Precluded Business Activity, provided that such ownership is solely for investment purposes and is not coupled with any working relationship between Executive and such corporation or entity, or (ii) Executive's ownership and/or operation of an MRI imaging facility at RCOA's Boca Raton imaging center pursuant to that certain Sublease Agreement between Executive and RCOA, provided that Executive divests himself of any interest in such imaging center prior to the Company acquiring or opening a PET Center in Boca Raton or Delray Beach, Florida (in which event, the Company will reimburse Executive for the $74,480 owed to Executive by RCOA pursuant to that certain Settlement Agreement between Executive and RCOA, less all amounts received by Executive upon the sale or other disposal of Executive's interest in such center, or otherwise pursuant to such Sublease or Settlement Agreement. Furthermore, in the event that the Company acquires RCOA's Delray Beach imaging center, the Company will own 100% of the equity interests of the non-MRI portion of such center and 51% of the equity interests of the MRI portion thereof and Executive will own 49% of such equity interests in the MRI portion thereof and will be reimbursed for 51% of the amounts then owed to Executive by RCOA pursuant to the terms of such Settlement Agreement. Executive hereby represents to the Company that RCOA owes Executive, as of the date hereof, $74,480 under such Settlement Agreement.

                8.2. Executive will not, at any time during or after the Term hereof, directly or indirectly, (i) solicit the business of any referring physician, client or customer or partner (i.e., any equity owner of any imaging facility owned, operated or managed by the Company or Premier) of the Company for purposes of performing PET or MRI procedures, or (ii) solicit, interfere with, or endeavor either to cause any employee, agent, consultant, customer or supplier of the Company or Premier to leave his or her employment with the Company, or terminate its relationship with the Company, or (iii) induce or attempt to induce any such employee, agent, consultant, customer or supplier to breach any employment agreement or other agreement or arrangement that such employee, agent, consultant, customer, or supplier may have with the Company.

                8.3.    Executive hereby acknowledges that the provisions of
Section 7 and of this Section 8 are necessary for the protection of the Company's business and goodwill and are considered by Executive to be fair and reasonable. Executive further acknowledges that he has fully and carefully

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reviewed, considered and understands all of the restrictions imposed upon him under Section 7 and this Section 8. Accordingly, Executive hereby acknowledges and agrees that in the event of any actual or threatened breach by him of the provisions of Section 7 and/or this Section 8, there will be no adequate remedy at law for any such breach or threatened breach and that any such breach or threatened breach may cause irreparable harm to the Company and, therefore, Executive hereby consents in any such instance to the granting of injunctive or other equitable relief to the Company, as a non-exclusive remedy, in any court of competent jurisdiction, without the necessity of showing any actual damage or that monetary damages would not provide an adequate remedy at a law or posting a bond therefor.

                8.4. Executive hereby represents and warrants to the Company that the only non-compete covenants that Executive is bound by as of the date hereof, are the following:

        (a) Pursuant to that certain Professional Services Agreement dated effective as of May 1, 2005 by and between RCOA Florida I, LLC ("RCOA Florida") and ADIP, Executive is bound by a covenant not to solicit that will be valid and in full force and effect from two (2) years following the date on which such agreement is terminated, and that prohibits ADIP and its employed or retained radiologists including Executive from (i) soliciting or inducing employees or agents of RCOA Florida to terminate their relationship with RCOA Florida or to engage in any activity that would violate any of the following, (ii) soliciting or inducing hospitals, diagnostic imaging centers, physicians, patients, providers or other current customers of RCOA Florida ("Clients") to terminate their relationship with RCOA Florida, or to do business with any other entity engaged in any aspect of the providing of mobile or fixed-site PET/CT imaging services, (iii) interfering with or disrupting or attempting to disrupt, or the taking of any action that could reasonably be expected to disrupt any past or present or prospective relationship, contractual or otherwise, between RCOA Florida and a Client or any other entity with which RCOA Florida or any of its subsidiaries do business or (iv) assisting others to engage in any of the foregoing activities. These provisions have no effect on the activities of Executive outside a fifteen (15) mile radius of the center (the "Territory") located at 16110 Jog Road, Suite 200, Delray Beach, Florida (the "Center") provided the solicitations of Clients inside the Territory are confined to periodicals or newspapers of general circulation and/or involve Clients with which Executive had and can prove he had an existing professional relationship prior to the Client becoming a Client of RCOA Florida;

        (b) Pursuant to that certain Sublease Agreement by and between RCOA Florida and ADIP that is currently in effect and continuing for the period of the sublease as well as a period of two (2) years following its expiration or termination, ADIP (i) may not, directly or indirectly (and therefore includes Executive) provide the professional or technical components of PET or PET/CT services or own, lease, manage, invest, control, participate in, consult with, render services for, or in any manner engage in any business that provides mobile or fixed PET or combined PET/CT services within the Territory, and (ii) may not solicit or attempt to hire away any employee or agent of RCOA or otherwise encourage or attempt to encourage any employee or agent of RCOA to leave its employment with RCOA or cease to provide services to RCOA.

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        (c)     Pursuant to that certain Professional Services Agreement by and between National PET and Executive dated October 22, 2002 and as amended by that First Amendment dated effective January 1, 2004, Executive shall not, for a period of one year from October 22, 2005, provide professional services ("Professional Services" [defined to mean (A) receiving, reading and interpreting PET Scan Data ("PET SCAN READING"), (B) dictating and overseeing accurate transcription of appropriate reports and other related information arising from PET SCAN READING, (C) preparation and filing of additional or supplementary reports as may be required or appropriate for accuracy, improved patient care, licensure, accreditation, reimbursement or other purposes or (D) consult with other physicians and others as may be necessary or appropriate to provide service, care, diagnoses, interpretation and treatment to patients] to any business, company, or entity that competes with National PET within a twenty five (25) mile radius of any of the following National PET facilities: National PET Scan Broward,LLC, National PET Scan Dade, LLC, Narional PET Scan Duval, LLC and National PET Scan Pinellas, LLC This restriction does not prohibit Executive from owning a facility that competes with National PET as long as Executive does not personally compete. Furthermore, this restriction does not apply to Executive's provision of services to RCOA Florida or any affiliate, subsidiary, successor or assign of RCOA Florida. Finally, this restriction will earlier end as to any of such specific National PET facilities if any such facility no longer engages predominantly in PET imaging

               8.5. Executive hereby represents and warrants to the Company that neither he nor any of his affiliates (including ADIP) know, or should know, of any breach or default by either of them of any agreement to which he or any such affiliate is a party with RCOA or National PET and that neither Executive nor any such affiliate has received any notice of any such breach or default.

        9. Representations and Warranties. The Company and Executive hereby represent and warrant to each other as follows:

                9.1. All action on the part of the Company and Executive necessary for the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, has been taken and this Agreement constitutes a valid and legally binding obligation of the Company and Executive, as applicable, enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws affecting generally the enforcement of creditors' rights and by general principles of equity.

                9.2. The authorization, execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not result in any violation or be in conflict with or constitute, with or without the passage of time and giving of notice, a breach or default under any provision of any instrument, judgment, order, writ, decree or agreement to which the Company or Executive, as applicable, is a party or by which it or he is bound.

                9.3. There is no action, suit, proceeding, or investigation pending, or to the knowledge of the Company or Executive, as applicable, currently threatened against the Company or Executive, as applicable, in any way relating to the validity of this Agreement or the right of the Company or Executive, as applicable, to enter into or to perform under this Agreement or consummate the transactions contemplated hereby.

        10.     Indemnification.
                ---------------

                10.1. Executive will be entitled to all of the same rights of indemnification granted by the Company to its officers, including indemnification rights under that certain Indemnification Agreement between Sagemark and its executive officers dated January 3, 2003.

                10.2. The Company shall indemnify and fully defend, save and hold harmless Executive, if Executive shall at any time or from time to time during the Term hereof suffer any damage, liability, loss, cost or expense (including all reasonable attorneys' fees and expenses of counsel reasonably satisfactory to the Company) (collectively, the "Losses") arising out of or resulting from:

                        (a) any untruth or inaccuracy in any representation or warranty of the Company, or the breach of any representation or warranty of the Company, contained in this Agreement; or

                        (b) any failure of the Company to perform or observe any term, provision, covenant or agreement contained in this Agreement; or

                        (c) any action or proceeding commenced against Executive by National PET based upon a claimed breach or default of Executive's restrictive covenant with National PET (and/or its affiliates), except for (i) actions or proceedings with respect to any such claimed breach or default by Executive which occurred or arose prior to the date of this Agreement, (ii) any such actions or proceedings which are based upon services performed for the Company by Executive (or Executive's actions or omissions) which are outside of the scope of the services provided for in, or are otherwise in breach of, this Agreement, or (iii) any such actions or proceedings if the claims contained therein constitute a breach of Executive's representations in Sections 8.4 and
8.5 hereof.

               10.3. Executive shall indemnify and fully defend, save and hold harmless the Company, if the Company shall at any time or from time to time suffer any Losses arising out of or resulting from:

                        (a) any untruth or inaccuracy in any representation or warranty of Executive, or the breach of any representation or warranty of Executive, contained in this Agreement; or

                        (b) any failure of Executive to perform or observe any term, provision, covenant or agreement contained in this Agreement.

               10.4. If, with respect to a third party, an event occurs or is alleged to have occurred and either party hereto asserts that the other has become obligated to provide indemnification under this Section 10 (an "Indemnity Claim"), the party seeking indemnification (the "Indemnitee") shall give written notice promptly to the indemnifying party (the "Indemnitor"). The failure to so notify Indemnitor shall not, however, release Indemnitor from any obligation or liability it may have to such Indemnitee under this Section unless such failure materially prejudices Indemnitor. Indemnitor agrees to defend, contest or otherwise protect the Indemnitee against any Indemnity Claim at Indemnitor's sole cost and expense. The Indemnitee shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of the Indemnitee's choice and shall in any event cooperate with and assist Indemnitor to the extent reasonably possible. If Indemnitor fails to timely defend, contest or otherwise protect against such Indemnity Claim , the Indemnitee shall have the right to do so, including, without limitation, the right to make any compromise or settlement thereof, and the Indemnitee shall be entitled to recover the entire cost thereof from Indemnitor, including, without limitation, reasonable attorneys' fees, disbursements and amounts paid as the result of such Indemnity Claim , and Indemnitor shall be bound by any determination made in such Indemnity Claim or any compromise or settlement effected by the Indemnitee. If Indemnitor assumes the defense of any Indemnity Claim , (a) it will be conclusively established for purposes of this Agreement that the claims made in that Indemnity Claim are within the scope of and subject to indemnification hereunder, (b) no compromise or settlement of such claims may be effected by Indemnitor without the Indemnitee's written consent unless (i) there is no finding or admission of any violation of federal, state, local, municipal, foreign, international, multinational or other administrative order, law, ordinance, principal of common law, regulation, statute or treaty or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnitee and (ii) the sole relief provided is monetary damages that are paid in full by Indemnitor; and (c) the Indemnitee will have no liability with respect to any compromise or settlement of such claims effected without its written consent. Notwithstanding anything to the contrary contained in Sections 10.2, 10.3 or in this Section 10.4, if any Indemnitee settles or compromises any Indemnity Claim without Indemnitor's prior written consent, Indemnitor shall have no obligation for indemnification under Sections 10.2,
10.3 or this Section 10.4.

        11.     Miscellaneous.
                -------------

                11.1. This Agreement constitutes the sole and entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, between the parties hereto with respect to the subject matter hereof (including the Letter of Intent). This Agreement may not be changed or modified except by an instrument in writing signed by the party to be bound thereby.

                11.2. All notices, consents, requests, demands and other communications required or permitted to be given under this Agreement shall be in writing and delivered personally, receipt acknowledged, or mailed by registered or certified mail, postage prepaid, return receipt requested, addressed to the parties hereto as follows (or to such other address and/or to such other persons as either of the parties hereto shall specify by notice given in accordance with this provision):

                        (a)    If to the Company:

                               The Sagemark Companies Ltd.
                               1285 Avenue of the Americas, 35th Floor
                               New York, New York 10019
                               Attn: Mr. Ted Shapiro

                               with a copy to:

                               Premier P.E.T. Imaging International, Inc.
                               4710 N.W. Boca Raton Boulevard, Suite 200
                               Boca Raton, Florida 33431
                               Attn: Mr. George Mahoney

                               and

                               Robert L. Blessey, Esq.
                               51 Lyon Ridge Road
                               Katonah, New York 10536

                        (b)    If to Executive:

                               Michael Fagien, M.D.
                               7426 Floranada Way
                               Delray Beach, Florida 33446

                               With a copy to:

                               Philip M. Sprinkle II, Esq.
                               Kaufman & Canoles
                               Three James Center, 12th Floor
                               1051 East Cary Street
                               Richmond, Virginia 23219

        Except as otherwise expressly provided elsewhere in this Agreement, all such notices, consents, requests, demands and other communications shall be deemed given when personally delivered as aforesaid, or, if mailed as aforesaid, on the earlier of (i) the date of receipt or rejection by the addressee, or (ii) the third business day after the date of mailing thereof, except for a notice of a change of address which shall be effective only upon receipt.

               11.3. Neither party hereto may assign this Agreement or their respective rights, benefits or obligations hereunder without the written consent of the other party hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives, administrators, executors and permitted assigns. Nothing contained herein is intended to confer upon any person or entity, other than the parties hereto (and Premier), and their respective successors, heirs, personal representatives, administrators, executors or permitted assigns, any rights, benefits, obligations, remedies or liabilities under or by reason of this Agreement.

                11.4. No waiver of this Agreement shall be effective unless in writing and signed by the party to be bound thereby. The waiver by either party hereto of a breach of any provision of this Agreement, or of any representation, warranty, or covenant in this Agreement by the other party hereto shall not be construed as a waiver of any subsequent breach or of any other provision, representation, warranty, or covenant of such other party, unless the instrument of waiver expressly so provides.

                11.5. This Agreement shall be governed by and construed in accordance with the laws of the State of New York with respect to contracts made and to be fully performed therein, without regard to the conflicts of laws principles thereof. The parties hereto hereby agree that, in the event of any action or proceeding brought by the Company against Executive to enforce the provisions of this Agreement, such action or proceeding may be brought in a Federal or state court located in New York County, New York. If, however, Executive commences any action or proceeding against the Company to enforce the terms of this Agreement, any such action or proceeding may be commenced in a Federal or state court located in Palm Beach County, Florida. By their execution hereof, each of the Company and Executive hereby consent and irrevocably submit to the in personam jurisdiction of such Federal and state courts and agree that any process in any such action or proceeding commenced in any such court under this Agreement may be served upon him, or it, as applicable, personally, by certified or registered mail, return receipt requested, or by Federal Express or other courier service, with the same full force and effect as if personally served upon him or it in New York or Palm Beach County, as applicable. Each of the parties hereto hereby waive any claim that the jurisdiction of any such court is not a convenient forum for any such action or proceeding and any defense of lack of in personam jurisdiction with respect thereto. In the event of any action or proceeding under this Agreement, the party prevailing therein shall be entitled to payment from the other party hereto of all of its costs in connection therewith, including its counsel fees and disbursements.

                11.6. The parties hereto hereby agree that, at any time and from time to time during the Term hereof, upon the reasonable request of the other party hereto, they shall do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, such further acts, deeds, assignments, transfers, conveyances and assurances as may be reasonably required to more effectively consummate this Agreement and the transactions contemplated thereby or to confirm or otherwise effectuate the provisions of this Agreement.

                11.7. If any term or provision of this Agreement, or the application thereof to any person or circumstance, is finally determined by a court or to any extent to be illegal, invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held illegal, invalid or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and shall be enforced to the fullest extent permitted hereunder and by law.

                11.8. The parties to this Agreement hereby acknowledge that they have been represented by separate counsel in connection with the negotiations and execution of this Agreement.

                11.9. The Section headings contained in this Agreement are for the purpose of convenience only and are not intended to define or limit the contents of said Sections.

                11.10. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other party hereto.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the year and date first above written.

WITNESS:                            THE SAGEMARK COMPANIES LTD.

/s/ GEORGE W. MAHONEY               By: /s/ THEODORE B. SHAPIRO
--------------------------------        ----------------------------------------
                                        Theodore B. Shapiro, President and Chief
                                        Executive Officer

WITNESS:

/s/ LORI B. FAGIEN                      /s/ MICHAEL FAGIEN
--------------------------------        ----------------------------------------
                                        Michael Fagien, M.D.